UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2003

RELM Wireless Corporation

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-07336	59-34862971
(Commission File Number)	(IRS Employer Identification No.)

7100 Technology Drive, West Melbourne, FL  32904

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code (321) 984-1414

N/A

(Former name or former address, if changed since last report)

Item 5.

Other Events and Regulation FD Disclosure

As disclosed in our Form 10-K dated April 11, 2003, and our Form 10-Q dated May 15, 2003, we have been in default of certain financial covenants under the terms of our credit agreement with Fleet Capital Corporation (“Lender.”)

We have been negotiating with the Lender the terms and conditions of a proposed forbearance agreement. We have, however, been unable to reach a definitive agreement. On July 3, 2003, we received a notice from the Lender demanding payment in full of all indebtedness to the Lender under the loan agreement on or before October 2, 2003. The letter also asserts that events of default continue to exist under the loan agreement. The Lender contends that it may, at its sole discretion, make further advances or extensions of credit under the loan agreement, but is not obligated to do so. If Lender decides to make further advances or extensions of credit, the borrowing base and the maximum amount of the line shall continue with the terms previously established. The advance rate with respect to eligible inventory consisting of finished goods shall not exceed thirty five percent (35%), there shall be no advances with respect to raw materials. Also, there shall be a reserve totaling four hundred fifty thousand dollars ($450,000.00) against the net amount available to be advanced under the line. The Lender has reserved the right to exercise all rights and remedies available to it under the loan agreement if we fail to make full payment of all indebtedness by October 2, 2003.

We have received financing proposals from several Lenders. The proposals are being evaluated and due diligence procedures are being performed. We anticipate that our present Lender will continue to make advances as described in their letter. If the Lender declines to advance funds, we believe that our cash on hand will be sufficient to finance our operations until an agreement is reached with an alternative financing source. If, however, we are unsuccessful in securing financing from an alternative source in a timely manner, our operations could be material adversely affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

(Registrant)

Dated:  July 16, 2003

By:

/s/ WILLIAM P. KELLY

William P. Kelly

Executive Vice President - Finance

and Chief Financial Officer